Exhibit 10.41

WORLDPAY, INC.
2012 Equity Incentive Plan
NOTICE OF PERFORMANCE SHARE UNIT AWARD
FOR UNITED KINGDOM EXECUTIVES
You ("Participant") have been granted an award ("Award") of Performance Share Units ("PSUs") as set forth below. Each PSU represents one share of the Company's Class A common stock. The Award is granted under the UK sub-plan to the Worldpay, Inc. (the "Company") 2012 Equity Incentive Plan (the "Plan") and is subject to the terms and conditions of the Plan, this Notice of Performance Share Unit Award ("Notice") and the Performance Share Unit Award Agreement (the "Award Agreement" or "Agreement") attached to this Notice. Unless otherwise defined in this Notice or the Award Agreement, the terms defined in the Plan shall have the same meanings in this Notice and the Award Agreement. This Notice and Agreement supersedes all prior agreements on the same subject matter between the Participant, on the one hand, and the Company or any of its Affiliates, on the other, and all such prior agreements shall be null and void. To the extent that any provision in the Participant's contract of employment with the Company or its applicable Affiliate (the "Participant's Contract of Employment") shall differ from this Notice and Agreement the Notice and Agreement shall prevail.

Participant Name: Participant ID: Date of Grant: Grant ID:
Number of PSUs ("Target Award"):
Performance Period:	The three-year period commencing on January 1, 20[•] and ending on December 31, 20[•].
Performance Goals:	The Performance Goals are set forth in Exhibit 1 to the Award Agreement.
Vesting Period and Vesting Date:	Subject to the limitations set forth in this Notice, the Plan and the Award Agreement, the PSUs will vest on the third anniversary of the Date of Grant.
Additional Terms/Acknowledgements: By accepting (whether in writing, electronically or otherwise) this Award, Participant acknowledges and agrees to the following:
Participant understands that Participant's employment with the Company or any of its Affiliates is for an unspecified duration, can be terminated in accordance with the terms of the Participant's Contract of Employment at any time, and that nothing in this Notice, the Award Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the PSUs are subject to forfeiture until they vest and that vesting is subject to (a) the achievement of the Performance Goals set forth in Exhibit 1 to the Award Agreement and (b) Participant's continued employment through the third anniversary of the Date of Grant. Participant also understands that this Award is subject to the terms and conditions of the Award Agreement to which this Notice is attached and the Plan, both of which are incorporated herein by reference. Participant has read the Award Agreement and the Plan, and agrees to be bound by the terms of such documents, including the restrictive covenants contained therein. By accepting this Award, Participant consents to the electronic delivery as set forth in the Award Agreement and to participate in the Plan through an on-line or electronic system maintained by the Company or a third party designated by the Company.

WORLDPAY, INC.
2012 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT
FOR UNITED KINGDOM EXECUTIVES
   Pursuant to the Notice of Performance Share Unit Award (the "Notice") and this Performance Share Unit Award Agreement ("Agreement"), Worldpay, Inc. (the "Company") has granted you ("you" or "Participant") an award (the "Award") of Performance Share Units ("PSUs") under its UK sub-plan to the 2012 Equity Incentive Plan (the "Plan"). The Award is granted to you effective as of the Date of Grant set forth in the Notice. Capitalized terms not explicitly defined in this Agreement or in the Notice but defined in the Plan will have the same definitions as in the Plan. The details of your Award, in addition to those set forth in the Notice and the Plan, are as follows:
1.    Grant of Performance Share Units. Pursuant to Section 9 of the Plan, the Company hereby grants to the Participant an Award for the target number of PSUs set forth in the Notice (the "Target Award"). Each PSU represents the right to receive one share ("Share") of the Company's Class A common stock, subject to the terms and conditions set forth in this Agreement and the Plan. The number of PSUs that the Participant actually earns for the Performance Period (up to a maximum of 300% of the Target Award) will be determined by the level of achievement of the Performance Goals in accordance with Exhibit 1 attached hereto.
2.    Performance Period. For purposes of this Agreement, the term "Performance Period" shall be the period commencing on January 1, 20[•] and ending on December 31, 20[•].
3.    Performance Goals.
3.1    The number of PSUs earned by the Participant for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals in accordance with Exhibit 1. All determinations of whether Performance Goals have been achieved, the number of PSUs earned by the Participant, and all other matters related to this Agreement shall be made by the Committee in its sole discretion.
3.2    Promptly following completion of the Performance Period, the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the number of PSUs that the Participant shall earn, if any, subject to compliance with the requirements of Section4.
4.    Vesting of PSUs. The PSUs are subject to forfeiture until they vest. Except as otherwise provided herein, the PSUs will vest and become non-forfeitable on the third anniversary of the Grant Date, subject to (a) the achievement of the Performance Goals for payout set forth in Exhibit 1 attached hereto, and (b) the Participant's Continuous Service Status from the Grant Date through the third anniversary of the Grant Date. The Participant's Continuous Service Status will end on the Service Termination Date at the latest, or as otherwise set out in the Plan. The actual number of PSUs that vest and become payable under this Agreement shall be determined by the Committee based on the level of achievement of the Performance Goals set forth in Exhibit 1 and shall be rounded down to the nearest whole PSU.
5.    Payment of PSUs. Subject to the terms and conditions of the Plan and this Agreement and following approval by the Committee, payment in respect of vested PSUs shall be made in Shares and shall occur as soon as administratively practicable (but not later than 74 days) after the last day of the performance period. On such date, the Company shall issue and deliver to the Participant the number of Shares (rounded down to the nearest whole Share) equal to the number of vested PSUs, less any taxes or other deductions in accordance with Section 12.
6.    Effect of Termination of Employment on PSUs.
6.1    Except as provided in this Section 6 or Section 7 below, if the Participant's Continuous Service Status terminates for any reason at any time before the PSUs have vested, the PSUs shall be automatically forfeited and cancelled upon such termination of Continuous Service Status and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement.
6.2     Death or Disability. Notwithstanding Section 6.1, if the Participant's Continuous Service Status terminates during the Performance Period as a result of the Participant's death or Disability, the Participant will become fully vested on the date of such termination in a pro rata portion of the Target Award and Participant or Participant's estate, as the case may be, will receive a corresponding number of Shares as soon as administratively possible thereafter. Such pro rata portion shall be calculated by multiplying the Target Award by a fraction, the numerator of which equals the number of months that the Participant was employed during the Performance Period (including full credit for partial months) and the denominator of which equals the total number of months in the Performance Period. Notwithstanding the foregoing, the Committee reserves the right to cash-settle some or all the PSUs based on the Fair Market Value, as of the vesting date, of the applicable Shares.
6.3     Involuntary termination without Cause. Notwithstanding Section 6.1, if the Participant's Continuous Service Status terminates during the final year of the Performance Period as a result of the Participant's termination by the Company without Cause (as defined below), the PSUs will vest in accordance with Section 4 subject to (x) achievement of the Performance Goals as if the Participant's Continuous Service Status had not terminated, (y) a pro rata reduction calculated by multiplying the number of PSUs that Participant would have earned had the Participant's Continuous Service Status not terminated by a fraction, the numerator of which equals the number of months that the Participant was employed during the Performance Period (including full credit for partial months) and the denominator of which equals the total number of months in the Performance Period, and (z) compliance with the restrictive covenants set forth in Section 13. Vested PSUs will be paid upon completion of the Performance Period based on the level of performance achieved as of the end of such Performance Period in accordance with Section 5. If the Participant is a participant in the Company's Executive Severance Policy, as the same may be amended from time to time, the provisions of this Section 6.3 shall also apply to a termination by the Participant for "Good Reason." Notwithstanding the foregoing, the Committee reserves the right to cash-settle some or all the PSUs based on the Fair Market Value, as of the vesting date, of the applicable Shares.
6.4     Retirement. Notwithstanding Section 6.1, if the Participant's Continuous Service Status terminates at any time during the Performance Period due to Participant's Retirement (as defined below), the PSUs will vest in accordance with Section 4 subject to (x) achievement of the Performance Goals as if the Participant's Continuous Service Status had not terminated, (y) a pro rata reduction calculated by multiplying the number of PSUs that Participant would have earned had the Participant's Continuous Service Status not terminated by a fraction, the numerator of which equals the number of months that the Participant was employed during the Performance Period (including full credit for partial months) and the denominator of which equals the total number of months in the Performance Period, and (z) compliance with the restrictive covenants set forth in Section 13. Vested PSUs will be paid upon completion of the Performance Period based on the level of performance achieved as of the end of such Performance Period in accordance with Section 5. Notwithstanding the foregoing, the Committee reserves the right to cash-settle some or all the PSUs based on the Fair Market Value, as of the vesting date, of the applicable Shares.
6.5     Definition of "Retirement." For purposes of this Agreement, "Retirement" means retirement from active employment with the Company or an Affiliate as determined by the Committee or its delegate at or after (i) age 65 or (ii) age 55 having completed 5 years of Continuous Service Status as an Employee. Section 6.4 does not apply if Participant is terminated for Cause (as defined below) or gross misconduct. If Participant retires and does not meet the definition of Retirement, he or she will be considered to have resigned. Any disputes as to what constitutes "Retirement" shall be conclusively determined by the Committee or its delegate.
6.6     Definition of "Cause." For purposes of this Agreement, except as otherwise provided in the Participant's Contract of Employment or a written severance agreement between the Participant and the Company or a severance plan of the Company covering the Participant (including a change in control severance agreement or plan), "Cause" shall mean any one or more of the following, (i) gross negligence or willful misconduct of a material nature in connection with the performance of the Participant's duties, (ii) an indictment or conviction for (or pleading guilty or nolo contendere to) a felony, (iii) a non-de minimus intentional act of fraud, dishonesty or misappropriation (or attempted misappropriation) of the Company's or any of its Affiliates' funds or property; (iv) the Company or any of its Affiliates having been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Participant's employment and such order or directive has not been vacated or reversed upon appeal; (v) a violation of Section 13 hereof or any similar covenant or agreement between the Participant and the Company or an Affiliate; (vi) the Participant's breach of any of material obligations in his or her employment agreement or offer letter; (vii) the Participant's breach of his fiduciary duties as an officer or director of the Company or any of its Affiliates; (viii) the Participant's continued failure or refusal after written notice from the chief executive officer or his delegate (or the Board, in the case of the chief executive officer) to implement or follow the direction of the chief executive officer or his delegate (or the Board, as applicable); or (ix) any circumstances where the Company or its Affiliate may terminate the Participant's employment without notice in accordance with the Participant's Contract of Employment. Any disputes as to what constitutes "Cause" shall be conclusively determined by the Committee or its delegate.
6.7    Release and Waiver of Claims. The special vesting provisions of this Section 6 are conditioned on and subject to Participant delivering a release and waiver of claims in form and substance satisfactory to the Company which will, as a minimum, meet the requirements of a settlement agreement for the purposes of the Employment Rights Act 1996 and other applicable employment laws in the United Kingdom.
7.    Effect of a Change of Control.
7.1    General Rule. Subject to Section 7.2, upon a Change of Control, the PSUs shall be immediately converted to time-based restricted stock units in an amount that is the greater of (i) target award value or (ii) projected actual award value based on the level of projected achievement of the Performance Goals in accordance with Exhibit 1 as of the date of the Change of Control, in each case without pro-ration for the percentage of the Performance Period that has elapsed. The restricted stock units cliff-vests on the last day of the Performance Period, subject to the Participant’s Continuous Service Status through such date; provided, however, that if, prior to the last day of the Performance Period, the Participant (a) dies or becomes Disabled; or (b) is terminated without Cause (as defined above); or (c) is a party to or participates in any severance plan or policy that anticipates such a termination, is terminated for "Good Reason" as defined in such plan or policy the restricted stock units shall vest in full as of the date of such termination. For the avoidance of doubt, in connection with such vesting, each restricted stock unit will be eligible to receive the same per share transaction consideration being offered to common stockholders generally pursuant to the Change of Control; or, alternatively, the Committee may cancel the Participant's PSUs and pay to the Participant, in cash or stock, or any combination thereof, the value of such PSUs based upon the price per Share received or to be received by other stockholders of the Company in the Change of Control.
7.2    Special Rule if Successor Assumes PSUs. Notwithstanding Section 7.1, if the Successor Corporation in a Change of Control agrees to honor or assume the PSUs on substantially equivalent contractual and financial terms, or agrees to grant a Substitute Award on substantially equivalent contractual and financial terms, the PSUs that would otherwise have vested in accordance with Section 7.1 above will instead be converted as of the date of the Change of Control to time-based restricted stock that cliff-vests on the last day of the Performance Period subject to Participant's Continuous Service Status through such date; provided, however, that if, prior to the last day of the Performance Period, the Participant (a) dies or becomes Disabled; or (b) is terminated without Cause (as defined above) or (c) is a party to or participates in any severance plan or policy that anticipates such a termination, is terminated for "Good Reason" as defined in such plan or policy, the restricted stock shall vest in full as of the date of such termination. Any determination of whether assumed PSUs or Substitute Awards are on "substantially equivalent contractual and financial terms" will be conclusively determined by the Committee.
8.    Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such PSUs subject to all of the terms and conditions that were applicable to the Participant immediately prior to such transfer. Notwithstanding the foregoing sentence, the PSUs and the rights relating thereto may be transferred to one or more trusts for the benefit of one or more of the Participant’s family, or to a partnership or partnerships (including a limited liability company electing to be taxed as a partnership) of members of the Participant’s family for no consideration, or to a charitable organization as defined in Section 501(c)(3) of the U.S. Internal Revenue Code of 1986, as amended. The PSUs or the rights relating thereto shall become immediately void and of no effect for all purposes in the event of the bankruptcy of the Participant.
9.    Stockholder Rights; Dividend Equivalents.

9.1    Except as otherwise provided herein, unless and until such time as Shares are issued in settlement of vested PSUs, Participant shall not have any rights of a stockholder with respect to the Shares underlying the PSUs, including, but not limited to, voting rights.
9.2     As of any date that the Company pays an ordinary cash dividend on its Shares, the Company will increase the number of PSUs hereunder (i.e., by increasing the Target Award) by the number of shares that represent an amount equal to the per share cash dividend paid by the Company on its Shares multiplied by the number of target PSUs held by the Participant as of the related dividend payment record date. Any such additional PSUs shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original PSUs to which they relate. No additional PSUs shall be granted with respect to any PSUs which, as of the record date, have either been paid or terminated.
10.    No Right to Continued Service. Nothing in the Plan or this Agreement shall affect in any manner whatsoever the right or power of the Company, or a subsidiary or Affiliate of the Company, to terminate the Participant's service or employment, for any reason, with or without cause. Without limiting the generality of the foregoing, if the Participant's service or employment is terminated for whatever reason (including, for the avoidance of doubt, in breach of contract) the Participant shall not be entitled to any compensation for loss of any right or benefit or prospective right or benefit under this Agreement or the Plan which the Participant might have otherwise enjoyed or for the lapse of any such right or benefit, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever and the Participant hereby irrevocably waives any such right.
11.    Adjustments. If any change is made to the outstanding Shares or the capital structure of the Company, if required, the PSUs shall be adjusted or terminated in any manner as contemplated by Section 5 of the Plan.
12.     Tax Liability and Withholding.
12.1    The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes, including any social security contributions, arising in any jurisdiction, in respect of the PSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. In this regard, the Participant authorizes the Company in its absolute discretion to (i) cash-settle the vested PSUs based on the Fair Market Value, as of the vesting date, of the applicable Shares in order to account for any withholding taxes due and payable in respect of the vested PSUs or (ii) withhold Shares from the Shares that otherwise would be issued or delivered to the Participant in respect of the vested PSUs and to sell such Shares on the Participant's behalf in order to account for any withholding taxes due and payable in respect of the vested PSUs (including any associated sales costs); provided, however, that no PSUs shall be cash-settled nor Shares shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law (which shall not, for the avoidance of doubt, include employer National Insurance contributions). Without limiting the foregoing, the Committee may also permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following additional means, or by a combination of such means (but does not have to):
(a)    tendering a cash payment;
(b)    "sell to cover;"
(c)    delivering to the Company previously owned and unencumbered Shares; or
(d)    any other arrangement approved by the Committee.
   One or more of these methods may not be available to the Participant (or may be unavailable during a specified period) should the Company determine that its availability will or could violate the terms of any relevant law or regulation.
12.2    Tax Election. Unless the Committee determines otherwise in its absolute discretion, the PSU is granted conditional upon the Participant completing and returning within 14 calendar days after the Vesting Date a duly executed tax election under section 431 of the UK Income Tax (Earnings & Pensions) Act 2003 in such form as is approved by the Committee, in order to disapply any restrictions attaching to the Shares for UK tax purposes.

12.3    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any shares, and (b) does not commit to structure the PSUs to reduce or eliminate the Participant's liability for Tax-Related Items. . In the event the Company's obligation to withhold arises prior to the delivery of shares or it is determined after the delivery of shares that the amount of the Company's withholding obligation was greater than the amount withheld by the Company, Participant agrees to hold the Company harmless from any failure by the Company to withhold the proper amount. The Company may refuse to deliver the shares if the Participant fails to comply with his or her obligations in connection with the tax withholding as described in this Section 12.
13.    Restrictive Covenants.
A.    Participant's Covenants.
1.    Non-Competition. During the Restricted Period (as defined below), Participant shall not compete in any manner, either directly or indirectly, whether for compensation or otherwise, with the Business of the Company, as further described below. The parties agree that the following activities (without limitation) will be deemed to be competing:
(a)   directly or indirectly producing, developing, marketing, , providing, handling, recommending, analyzing or accepting orders for products or services competitive with the Business of the Company, or assisting others to produce, develop, market, or provide such services or products; or
(b)    accepting employment from or having any other relationship (including, without limitation, through owning, managing, operating, controlling or consulting) with any person or entity that directly or indirectly produces, develops or markets a product, process, or service which is competitive with those products, processes, or services constituting the Business of the Company, whether existing or planned for the future, provided, however, that it shall not be a violation of this Agreement for Participant to have beneficial ownership of less than 1% of the outstanding amount of any class of securities listed on a national securities exchange or quoted on an inter-dealer quotation system; or
(c)    taking any other action that is likely or intended to result directly or indirectly in prospective or actual customers of the Company purchasing products, processes, or services which are competitive with those products, processes, or services constituting the Business from a competitor of the Company; or
(d)    accepting any job or engagement in which Participant may be in a position to use or disclose Confidential Information regarding the Business of which Participant acquired knowledge or to which Participant had access while employed by the Company.
The parties expressly agree that the foregoing list of activities is illustrative and non-exhaustive, and shall not limit Company's right to protection from other activities that are competitive with the Business of the Company. In recognition of the scope of the Company's Business, in that it provides products and services to customers throughout the United States of America and elsewhere and that the Participant will be involved in, concerned with or responsible for the Company's Business in the Restricted Area, Participant agrees that the foregoing restriction(s) shall be applicable throughout the Restricted Area. Participant agrees that such geographic restriction is reasonable.
2.    Non-Solicitation. During the Restricted Period, Participant agrees that Participant will not, either on Participant's own behalf or on behalf of any other person or entity, directly or indirectly, (a) solicit any person or entity that is a customer of the Business or the Company, or has been such a customer with whom the Participant has had contact, involvement or responsibility during the eighteen (18) months prior to the Service Termination Date, to purchase any products or services the Business or the Company provided or provides to the customer; (b) interfere with any of the Business's or the Company's business relationships; or (c) directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by the Business or the Company with whom Participant had contact, involvement or responsibility in the course of the Participant's duties during the eighteen (18) months prior to the Service Termination Date , or attempt to do so for the sale of any product or service that competes with a product or service offered by the Business or the Company.
3.    No-Hire. During the Restricted Period, Participant agrees that Participant will not, either on Participant's own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit or encourage to leave the employ of the Company or any of its Affiliates any person who is then an employee of the Company or its Affiliates or was such an employee within twelve (12) months of the date of such hiring, soliciting, or encouragement to leave who (i) was engaged in a management capacity; (ii) reported directly to the Participant; (iii) worked in Participant's team; or (iv) was an employee of the Company or any of its Affiliates who could materially damage the interests of the Company or any of its Affiliates if he became employed in any competing business, in each case with whom Participant worked closely during the twelve (12) months prior to the Service Termination Date.
4.    Confidentiality. The Participant will not at any time (whether during or after the Participant's employment with the Company) disclose, divulge, transfer or provide access to, or use for the benefit of, any third party outside the Company (other than as necessary to perform the Participant's employment duties) any Confidential Information without prior authorization of the Company. Upon termination of the Participant's employment for any reason, the Participant shall return to the Company any and all Confidential Information and other property of the Company or its Affiliates in the Participant's possession or control.
5.    Non-Disparagement. Participant agrees not to take any action or to make any statement, written or oral, that disparages or criticizes the business or management of the Company or any of its Affiliates, or any of their respective directors, officers, agents, employees, products or services.
B.    Certain Definitions. For purposes of Section 13.A, the following definitions apply.
1.    "Business" means the type of business conducted by the Company or its Affiliates currently or at any time in the past five years, or in the future, including but not limited to: (i) merchant processing services (including payment authorization, clearing and settlement for credit, debit, check authorization and truncation), (ii) gift, private label, stored value and prepaid card processing, (iii) electronic funds transfer services to business customers (including debit and ATM card processing and driving services, PIN and signature debit transaction authorization settlement and exception processing, (iv) payment and ATM network switching services (including the Jeanie network), (v) credit and debit card production, activation, replacement and related management services (including on an outsourced basis), (vi) payments-related reselling services, (vii) other value added services (including fraud detection, prevention and management services) relating to the foregoing, (viii) promotional messaging service relating to the foregoing, (ix) debit portfolio management services related to the foregoing, (x) data processing services related to the foregoing, (xi) the development, marketing, or sale of technology or applications related to point-of-sale payments or the embedding of payment processing technology or capabilities in business applications, (xii) integrated secure enterprise credit card payment facilitation and management within ERP, CRM and eCommerce, (xiii) the development, marketing, or sale of secure integrated credit card acceptance payment technology applications related to ERP, CRM or eCommerce, and (xiv) the development or commercialization of, or providing services related to, integrated payment card acceptance solutions and integrated payment card gateway systems for enterprise systems, including ERP, eCommerce and CRM systems.
2.    "Confidential Information" shall mean information or material of the Company which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including: (A) information or material relating to the Company and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities; (B) information or material relating to the Company's inventions, improvements, discoveries, "know-how," technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company's services, products or software; (C) information on or material relating to the Company which when received is marked as "proprietary," "private," or "confidential"; (D) trade secrets of the Company; (E) software of the Company in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company; and (F) any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, "Confidential Information" does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Participant outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement and nothing in this Agreement shall prevent the Participant making a statutory disclosure.
3.    "Restricted Period" means the period of Participant's employment by the Company or one of its Affiliates and (i) twelve (12) months following the Service Termination Date or (ii), for the purposes of Sections 6.3 and 6.4 only, the applicable Vesting Period.
4. “Company” (for purposes of this Section 13 only) shall mean, collectively, Worldpay, Inc. and each and every one of its Affiliates (as that term is defined in the Plan). The parties to this Agreement intend and expect that all Affiliates shall be beneficiaries of this Section 13, and shall have standing to enforce its terms.
5. "Restricted Area" means (a) the United Kingdom and (b) any other country in the world, including the United States of America, where the Company or its Affiliates has any business interests or dealings on the Service Termination Date in which the Participant has been involved or concerned or for which the Participant has been responsible in the eighteen (18) months prior to the Service Termination Date.
6. "Service Termination Date" means the earlier of (a) the date on which the Participant's employment with the Company or its Affiliate terminates for whatever reason, and (b) the start of any period of garden leave during which the Participant ceases to provide services to the Company or its Affiliates in accordance with the Participant's Contract of Employment provided that, if the Participant and Worldpay, Inc. agree that the Participant will remain a director of Worldpay, Inc. following the termination of his employment, the Service Termination Date will be the date on which the Participant ceases to be a director.
C.    Representations, Warranties and Acknowledgements. Participant acknowledges that Participant's services are of a special, unique and extraordinary character, involving strategic decision-making and access to valuable information based on trade secrets and other Confidential Information, and that Participant's position with the Business and the Company places Participant in a position of confidence and trust with the Company and many of its customers, suppliers, vendors, employees and agents. Participant acknowledges that this Section 13 protects legitimate business interests of the Company, including the protection of strategic plans and data, the substance of competitive planning materials and sessions, and the protection of trade secrets and other Confidential Information of the Company’s Business.
1.    Participant also acknowledges that businesses that are competitive with the Company include, but are not limited to, any businesses which are engaged in the Business or any other lines of business that the Company may engage in the future. Participant further acknowledges that the nature of the Business and that of the other businesses of the Company are national in scope.
2.    Participant represents and warrants to the Company that Participant is not a party to any agreement, commitment, arrangement or understanding (whether oral or written) that in any way conflicts with or limits Participant's ability to commence or continue to render services to the Company or that would otherwise limit Participant's ability to perform all responsibilities in accordance with the terms and subject to the conditions of Participant's employment.

3. Defend Trade Secrets Act. Under the federal Defend Trade Secrets Act of 2016 (the “DTSA”), Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
D.    Remedies. If Participant breaches any provision of Section 13.A hereof, all outstanding PSUs, whether vested or unvested, shall be immediately forfeited and cancelled for nil consideration and the Participant shall immediately return to the Company the Shares previously received in settlement of any vested PSUs or the pre-tax income derived from any disposition of the Shares previously received in settlement of the PSUs. Participant hereby further consents and agrees that in the event of breach or threatened breach by Participant of any provision of Section A hereof, the Company shall be entitled to (a) temporary and preliminary and permanent injunctive relief and without the posting any bond or other security, (b) damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, (c) recovery of all attorney's fees and costs incurred by the Company in obtaining such relief, (d) cessation and repayment of any severance benefits paid to Participant pursuant to any agreement with the Company, including any employment agreement, severance benefit agreement, plan or program of the Company, and (e) any other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of said breach or threatened breach. The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy. For the avoidance of doubt, a Participant exercising any of his or her rights under the DTSA shall not be considered a breach of Section 13.A hereof.
E.    Early Resolution Conference. The provisions of this Section 13 are understood to be clear and enforceable as written and are entered into by Participant and the Company on that basis. However, should Participant later believe any provision in this Section 13 to be unclear, unenforceable, or inapplicable to activity that Participant intends to engage in, Participant will first notify the Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. Participant will provide this notification at least fourteen (14) days before Participant engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. Any professional activity related to the electronic payments industry in any way shall fall within the scope of this obligation. The failure to comply with this requirement shall waive Participant's right to challenge the reasonable scope, clarity, applicability, or enforceability of this Section 13 and its restrictions at a later time. All rights of Participant and the Company will be preserved if the early resolution conference requirement is complied with even if no agreement is reached in the conference.
F.    Governing Law. Notwithstanding Section 15 or any other provision in this Agreement or the Plan to the contrary, because the Company is headquartered in the State of Ohio, the provisions of this Section 13 of the Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to the choice of law rules of any other state or country, including any other state or country in which the Participant works.
G.    Miscellaneous.
1.    If any provision or clause of this Section 13, or portion thereof, shall be held by any court of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Section 13, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.
2.    This Section 13 may not be changed or terminated orally and can only be changed by an agreement in writing signed by the Company and the Participant.

14.    Compliance with Law. The issuance and transfer of Shares in connection with the PSUs shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. Without limiting the generality of the foregoing, the Participant agrees and acknowledges that the Participant must not deal in the PSUs or the Shares acquired in connection with the PSUs if the Participant holds any information which may constitute inside information for the purposes of the UK Criminal Justice Act 1993 or the market abuse regime under the EU Market Abuse Regulation (2014/596/EU) and, without limiting the obligations imposed under that legislation, the Participant agrees not to deal in the Shares until the Participant ceases to have inside information for the purposes of that legislation.
15.    Governing Law; Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law. Except as provided in Section 13, this Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in federal or state court in Hamilton County, Ohio, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the exclusive jurisdiction of any such court in any suit, action or proceeding.
16.    Interpretation; Amendment; Enforcement of Rights. Any conflict between this Agreement and the Plan will be resolved in favor of the Plan, except with regard to Section 13(F) herein. Any dispute regarding the interpretation of this Agreement or the Plan shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement; provided, however, that the Committee has the right to amend, alter, suspend, discontinue or cancel the PSUs, prospectively or retroactively; provided further, that, no such amendment shall adversely affect the Participant's material rights under this Agreement without the Participant's consent. No course of dealing or any delay on the part of the Company or the Participant in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver of any other breach or default. No course of dealing or any delay on the part of the Company in exercising similar rights with regard to other participants shall operate as a waiver of any rights hereunder.
17. Complete Agreement. The Participant and the Company acknowledge and agree that this Agreement represents their full and complete agreement on the subject matter thereof, and that this Agreement supersedes any and all prior contracts or agreements on that subject matter between the Participant, on the one hand, and the Company or any of its Affiliates, on the other, and that, other than the Participant's Contract of Employment, all such prior contracts or agreements are null and void. Any amendments or modifications of this Agreement must be in writing and executed by both the Participant and the Company.
18.    PSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company's stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
19.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.
20.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

21.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment with the Company.
22.    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. In addition and notwithstanding anything to the contrary in this Agreement, we reserve the right to revise this Agreement as we deem necessary or advisable, in our sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this award of PSUs. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code. For purposes of this Agreement, "Section 409A" means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
23.    No Impact on Other Benefits. Neither the value of the Participant's PSUs, nor any Shares issued or transferred in settlement of the Participant's PSUs, nor any rights relating thereto shall be pensionable. Furthermore the value of the Participant's PSUs is not part of his or her normal or expected compensation for the purposes of calculating any salary related benefits including (but not limited to) bonus, severance, retirement, welfare, insurance or similar employee benefit.
24.    Acknowledgement. The Company and the Participant acknowledge and agree that the Award is granted under and governed by the Plan and the provisions of the Notice and this Agreement. The Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that the Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Award subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
25.    Electronic Delivery and Acceptance. By accepting this Award, the Participant consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses, and any other documents, communications or information related to or that the Company may be required to deliver in connection with the Plan, the Award or the Shares. Electronic delivery of a document may be via e-mail, by reference to a location on the Company's intranet site or the internet site of a third party involved in administering the Plan, or such other delivery determined at the Company's discretion. Participant also consents and agrees to participate in the Plan through an on-line or electronic system maintained by the Company or a third party involved in administering the Plan. This Agreement will be deemed to be signed by Participant upon the electronic grant acceptance by Participant of the Notice of PSU Award to which it is attached.
26.    Repayment Obligation. In the event that (i) the Company issues a restatement of financial results to correct a material error and (ii) the Committee determines, in good faith, that Participant's fraud or willful misconduct was a significant contributing factor to the need to issue such restatement and (iii) some or all of the PSUs that were granted and/or earned during the three year period prior to such restatement would not have been granted and/or earned, as applicable, based upon the restated financial results, the Participant shall immediately return to the Company the Shares issued in settlement of the PSUs or the pre-tax income derived from any disposition of the Shares previously received in settlement of the PSUs that would not have been granted and/or earned based upon the restated financial results (the "Repayment Obligation"). This Repayment Obligation shall be in addition to any compensation recovery policy that may be adopted by the Company or by the Committee pursuant to the Plan, or is otherwise required by applicable law or the rules of the Securities and Exchange Commission.
27.    Confidentiality. By accepting this Award, Participant agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim arising out of or relating to or concerning the Plan or this Agreement, except that Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim and to his or her legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).
28.    Personal Data. By accepting this Award, the Participant consents to the Company and its Affiliates holding and processing of data about them and their dependents (including sensitive personal data) for the purposes of administering the Plan and the disclosure of such data (even outside the United Kingdom or the European Economic Area) to the Company or any Affiliate by whom the Participant may be employed from time to time and to any potential purchaser of the Company or the Participant's employer or of its business, and to the advisors and administrators of the Plan including the trustees of any employee benefit trust operated by the Group from time to time. The Company hereby confirms that it shall only hold and process data in connection with the Participant that (i) is necessary for the performance of the Company's and/or the Participant's rights and obligations under this Award and (ii) is necessary for the purposes of the Company's legitimate interests in connection with the operation of the Plan and shall ensure that adequate safeguards are in place before the Participant's personal data are transferred outside the United Kingdom or the European Economic Area.

Exhibit 1
2019 Performance Share Unit Awards
Performance Period
The Performance Period is the three-year period beginning January 1, 20[•] and ending December 31, 20[•].
Performance Goals
The Performance Goals consist of the Company's cumulative compound annual growth rate over the Performance Period in: 1) net revenue, which will determine the vesting of 30% of the PSUs; 2) adjusted earnings per share, which will determine the vesting of 70% of the PSUs; and 3) Relative TSR Performance, which will adjust the number of PSUs earned pursuant to the TSR Modifier as set forth below.
Determining PSUs Earned
Except as otherwise provided in the Plan or the Agreement, the number of PSUs earned with respect to the Performance Period shall be determined as follows, subject to adjustment pursuant to the TSR Modifier:

Net Revenue (30%)		Adjusted Earnings Per Share (70%)
Cumulative Compound Annual Growth Rate	Shares Earned as a Percent of Target Award(1)	Cumulative Compound Annual Growth Rate	Shares Earned as a Percent of Target Award(1)
[•] % and above	200% (maximum)	[•] % and above	200% (maximum)
[•] %	100% (target)	[•] %	100% (target)
[•] %	50% (threshold)	[•] %	50% (threshold)
Below [•] %	0%	Below [•] %	0%
(1) For performance between the established levels, the number of PSUs earned will be based on linear interpolation between such levels.
TSR Modifier
The number of PSUs earned based on net revenue and adjusted earnings per share will be subject to a -50% to +50% modifier range, which is determined based on the Relative TSR Performance (the "TSR Modifier"), as shown in the following chart:

Relative TSR Performance	Modifier
≥[•] th percentile	+50%
≥[•] th percentile - <[•] th percentile	+25%
≥[•] th percentile - <[•] th percentile	0%
≥[•] th percentile - <[•] th percentile	-25%
<[•] th percentile	-50%
"TSR Performance" means, with respect to each Measurement Period, total shareholder return as measured by dividing (A) the increase or decrease of the Average Stock Price from the first day of such Measurement Period to the last day of such Measurement Period including the value of any dividends reinvested during such Measurement Period; by (B) the Average Stock Price determined as of the first day of the applicable Measurement Period.
"Average Stock Price" means, with respect to the Company and each member of the TSR Comparator Group, the closing price of a share of common stock, as reported on the principal national stock exchange on which the common stock is traded, for the 20 trading days immediately preceding the date for which the Average Stock Price is being determined.
"TSR Comparator Group" means the companies that comprise the S&P 500 Index as of the beginning of the Performance Period, including the Company so long as the Company is part of the S&P 500 Index. For purposes of determining Relative TSR Performance:

(i)	the companies included in the TSR Comparator Group shall be determined at the beginning of the Performance Period;

(ii)
in the event of a stock split or recapitalization of the Company or any member of the TSR Comparator Group, the Average Stock Price of a share of such company’s common stock as of the beginning of the Performance Period will be adjusted appropriately;

(iii)
in the event of the bankruptcy, delisting, or liquidation of a member of the TSR Comparator Group, such member’s TSR Performance percentile ranking will be considered to be at the bottom of the TSR Comparator Group; and

(iv)
in the event of the acquisition, public announcement of an acquisition, or privatization of a member of the TSR Comparator Group, such member will be deemed not to be a member of the TSR Comparator Group, effective as of the beginning of the Performance Period.

"Relative TSR Performance" means the cumulative average of the Company’s TSR Performance percentile rankings during each of four time periods, with the percentile ranking for each determined by comparison to the average of the TSR Performance of all members of the TSR Comparator Group during such time period. The four time periods are: (i) [•] to [•]; (ii) [•] to [•]; (iii) [•] to [•]; and (iv) [•] to [•] (each, a "Measurement Period").
Award Range
Depending on the Company's performance against the Performance Goals, including application of the TSR Modifier, the Participant may earn between 0% and 300% of the Target Award.
Determining Target Award
The target number of PSUs (the Target Award) is determined on the date of grant by dividing the dollar amount of the target award by the closing price of the Company's Class A common stock on the date of grant.